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                                                      EXHIBIT 10.13.1


September 13, 1996

Mr. Khoa Nguyen
11200 Morning Glory Trail
Austin, TX 78750

Dear Khoa:

         In accordance with earlier discussions, you are hereby formally notified that as of August 30, 1996 your employment with PictureTel Corporation ("Company") terminated ("Termination Date"). Your termination has been determined to be for reasons other than cause, death, or disability for purposes of the Severance Pay and Severance Period as defined below. You rejected the Company's separation offers dated August 7 and September 3, 1996. Those offers are hereby rescinded and withdrawn.

         As you are aware, your employment with the Company and your Proprietary Information and Inventions Agreement dated December 22, 1992 ("Confidentiality Agreement") obligate you, among other things, not to disclose or use any confidential or proprietary information of the Company ("Confidential Information") acquired as a result of your employment with the Company. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and employee lists, except to the extent it is publicly known from sources who have neither misappropriated such information nor breached any obligation of confidentiality to the Company. Further, such information, knowledge and know-how possessed by you prior to your entering employment with the Company shall be excluded from Confidential Information.

         You hereby confirm that you have complied with the provisions of the Proprietary Information and Inventions Agreement dated December 22, 1992.

         In addition to the confidentiality provisions, the Confidentiality Agreement provides that for a period of one year after termination, you will not directly or indirectly solicit or cause others to solicit Company employees for competitive employment. Further, it provides that you will return to the Company all documents and data of any nature pertaining to your work and take no copies of Confidential Information with you upon your departure.

         The complete terms and conditions of your separation are set forth in this letter.

         1. Effective as of the Termination Date, you will cease to hold the position of Vice President, Chief Technology Officer and you will resign as an Officer of the Company. As you know the Company delayed the announcement of your departure because I believed you would sign the earlier separation offers. The announcement will now be made promptly.

         2. From and after the Termination Date, you will continue to receive your current bi-weekly base salary of $7,500.00 (equal to $195,000.00 annualized at twenty-six (26) pay periods per year) ("Severance Pay") for a consecutive twelve (12) month period ("Severance Period"). Further, your accrued and unused vacation hours as of the Termination Date will be paid in a lump sum as soon as possible following the Termination Date. You have already received the first payment in September.

         3. With respect to the stock options granted to you under the PictureTel Corporation Equity Incentive Plan, all vesting will cease as of the Termination Date and the rights to exercise those option shares vested as of the Termination Date will terminate three (3) months after such Termination Date.

         4. All outstanding claims for business expenses incurred should be submitted to me as soon as possible. You will immediately return all Company office keys, access cards, credit cards and other Company property in your possession to Larry Bornstein.

         5. The Company is hereby exercising its rightful claim to any Company telephony equipment currently installed in your Austin home and will expect the return of such equipment as soon as practical following the Termination Date. Please contact Larry Bornstein to arrange for the return of the equipment to the Company.


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         6. The Promissory Note executed by you (and spouse) dated September 21,
1993 ("Note") obligates you (and spouse) to pay the Company the principal sum of $300,000 (as reduced by $50,000, $25,000 on each of the first two anniversaries of the Note) upon the Maturity Date. The Maturity Date is so defined in the Note to include, among other things, the date your employment with the Company ceases for any reason. Therefore, pursuant to the terms of the Note, you must pay to the order of the Company the then reduced principal sum of $250,000 on the Termination Date. Failure to pay the principal amount on or about August 30, 1996 will be an Event of Default as defined in the covenants of the Note. However, the Company will allow you to repay the above due amount within thirty
(30) days of the date of this letter without triggering the Event of Default.

         7. Effective as of the Termination Date, your participation and eligibility for life, disability and accident insurance benefits under Company plans will cease. You may continue your participation in the Company's medical and dental plans for up to a total of eighteen (18) months pursuant to your rights under the Consolidated Budget Reconciliation Act ("COBRA") or until you become eligible for coverage under another plan, whichever is less. During the month immediately following the Termination Date, you will receive the materials and information necessary to enroll in the COBRA coverage. If you elect to continue coverage pursuant to your COBRA rights, you will be responsible for paying the full cost of the coverage.

         8. Effective as of the Termination Date, your participation in PictureTel 401(k) Retirement Plan will cease. During the month following the Termination Date, you will receive detail information relative to the distribution of your current fund balances.

         9. Your termination does not impair or otherwise limit your rights following the Termination Date to indemnification under the terms of the Indemnity Agreement between you and the Company dated January 4 1993, the Company's articles of incorporation or its bylaws.

         To acknowledge receipt hereof, kindly sign the original and a copy of this letter where indicated and return the copy to me immediately. If you have any questions regarding the this letter, please feel free to call either me or Larry Bornstein.

Sincerely,

PICTURETEL CORPORATION


/s/ Norman Gaut
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         Acknowledged:
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Norman Gaut                                                   Khoa Nguyen
President, Chief Executive Officer                      Date:
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